Combination of Metso Minerals and Outotec Consent solicitation for Metso 2022 and 2024 notes October 2019 Exhibit 99.6

Business Infrastructure Joint Disclaimer / Safe Harbour Statement Important information Important information This presentation has been prepared by, and the information contained herein (unless otherwise indicated) has been provided by Metso Corporation (“Metso”) and Outotec Oyj (“Outotec”). The distribution of this presentation may be restricted by law and persons into whose possession any document or other information referred to herein comes should inform themselves about and observe any such restrictions. This presentation is not directed to, and is not intended for distribution to or use by, any person or entity that is a citizen or resident or located in any locality, state, country or other jurisdiction where such distribution, publication, availability or use would be contrary to law or regulation or which would require any registration or licensing within such jurisdiction. The Notes referred to in this presentation have not been and will not be registered under the U.S. Securities Act of 1933, as amended, or the securities law of any state or jurisdiction of the United States. Nothing in this presentation constitutes an offer of securities in any jurisdiction in which such offer cannot be made in compliance with applicable laws. No part of this presentation, nor the fact of its distribution, should form the basis of, or be relied on in connection with, any contract or commitment or investment decision whatsoever. The information contained in this presentation has not been independently verified. No representation, warranty or undertaking, expressed or implied, is made as to, and no reliance should be placed on, the fairness, accuracy, completeness or correctness of the information or the opinions contained herein. Neither Metso nor Outotec, nor any of their respective affiliates, advisors or representatives or any other person, shall have any liability whatsoever (in negligence or otherwise) for any loss however arising from any use of this presentation or its contents or otherwise arising in connection with this presentation. Each person must rely on their own examination and analysis of Metso, Outotec, the Notes and the Consent Solicitation referred to in this presentation, including the merits and risks involved, and should refer to the consent solicitation memorandum dated 8 October 2019 prepared by Metso for information as regards the Consent Solicitation. This presentation includes “forward-looking statements”. These statements may not be based on historical facts, but are statements about future expectations. When used in this presentation, the words “aims,” “anticipates,” “assumes,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “should,” “will,” “would” and similar expressions as they relate to Metso Minerals, Outotec, Neles or the demerger identify certain of these forward-looking statements. Other forward-looking statements can be identified in the context in which the statements are made. Forward-looking statements are set forth in a number of places in this presentation, including wherever this presentation include information on the future results, plans and expectations with regard to the Combined Company’s or Neles’ business, including their strategic plans and plans on growth and profitability, and the general economic conditions. These forward-looking statements are based on present plans, estimates, projections and expectations and are not guarantees of future performance. They are based on certain expectations, which may turn out to be incorrect. Such forward-looking statements are based on assumptions and are subject to various risks and uncertainties. Noteholders should not rely on these forward-looking statements. Numerous factors may cause the actual results of operations or financial condition of the Combined Company or Neles to differ materially from those expressed or implied in the forward-looking statements. Neither Metso nor Outotec, nor any of their respective affiliates, advisors or representatives or any other person undertakes any obligation to review or confirm or to release publicly any revisions to any forward-looking statements to reflect events that occur or circumstances that arise after the date of this presentation. This presentation includes combined unaudited pro forma combined financial information for Metso and Outotec (the “Unaudited Pro Forma Financial Information”) for illustrative purposes only to give effect to the Demerger described in the presentation and the acquisition of McCloskey (the “Transactions”) by the Metso Minerals Business to Outotec’s historical financial information. The unaudited pro forma combined statements of income for the six months ended June 30, 2019, and for the year ended December 31, 2018, give effect to the Transactions as if they had occurred on January 1, 2018. The unaudited pro forma combined balance sheet as at June 30, 2019, gives effect to the Transactions as if they had occurred on that date. The Unaudited Pro Forma Financial Information has been prepared in accordance with the Annex 20 to the Commission Delegated Regulation (EU) 2019/980, as amended. The Unaudited Pro Forma Financial Information has not been compiled in accordance with Article 11 of Regulation S X under the Securities Act or the guidelines established by the American Institute of Certified Public Accountants. The Unaudited Pro Forma Financial Information has been presented for illustrative purposes only. Therefore, the hypothetical financial position and results of operations included in the Unaudited Pro Forma Financial Information may differ from the Combined Company’s actual financial position and results of operations. The Unaudited Pro Forma Financial Information is not intended to be indicative of any anticipated financial position or future results of operations as of any future date. In addition, the Unaudited Pro Forma Financial Information does not reflect any cost savings, synergy benefits or future integration costs that are expected to be generated or may be incurred as a result of the Demerger or the acquisition of McCloskey. The Unaudited Pro Forma Financial Information reflects pro forma adjustments that are preliminary and based on available information and certain assumptions described below in the accompanying notes to this Unaudited Pro Forma Financial Information and, that Outotec and Metso believe to be reasonable under the circumstances considering the ongoing regulatory approval processes, which restricts access to detailed data. There can be no assurance that the assumptions used in the preparation of the Unaudited Pro Forma Financial Information will prove to be correct. This presentation includes estimates relating to the cost and revenue synergy benefits expected to arise from the demerger as well as the related integration costs (which are forward-looking statements), which have been prepared by Metso and Outotec and are based on a number of assumptions and judgments. Such estimates present the expected future impact of the demerger on the Combined Company’s business, financial condition and results of operations. The assumptions relating to the estimated cost and revenue synergy benefits and related integration costs are inherently uncertain and are subject to a wide variety of significant business, economic, and competitive risks and uncertainties that could cause the actual cost and revenue synergy benefits from the demerger, if any, and related integration costs to differ materially from the estimates in this presentation. Further, there can be no certainty that the demerger will be completed in the manner and timeframe described in this presentation, or at all. NOTICE TO U.S. HOLDERS: To the extent that the Consent Solicitation referred to in this presentation constitutes a deemed exchange of securities, the Consent Solicitation is being made in the United States in compliance with the application requirements of Section 14 of the U.S. Securities Exchange Act of 1934, as amended, and Regulation 14E thereunder, including taking into account the relief available pursuant to Rule 14d-1(c) thereunder. The Consent Solicitation is open to U.S. and non-U.S. holders of the Notes. The Consent Solicitation is subject to disclosure and procedural requirements, including with respect to the offer timetable, settlement procedures and timing of consideration, that are different from those applicable under U.S. domestic tender offer procedures, laws and practice. The Notes and any new securities resulting from the Consent Solicitation have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the "Securities Act"), and any such new securities are being offered and sold pursuant to the exemption from the registration requirements of the Securities Act provided by Rule 802 thereunder. Any new securities resulting from the Consent Solicitation will be “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act to the same extent as the Notes held by a holder before the Consent Solicitation. The Notes and any new securities resulting from the Consent Solicitation may only be offered and sold pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and in accordance with other applicable securities laws. The Consent Solicitation is made with respect to the securities of a foreign company. The Consent Solicitation is subject to disclosure requirements of a foreign country that are different from those of the United States, and with respect to the transaction timetable and the timing of payments, which are different from those under U.S. domestic tender offer procedures and rules. Financial statements and financial information included or referred to in the presentation have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies. It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the Issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court's judgment. You should be aware that the Issuer may also purchase the Notes in open market or privately negotiated purchases.

Agenda Demerger and merger overview Metso Outotec business overview Rating and funding structure Consent Solicitation summary Appendix

Business Infrastructure Demerger and merger overview

Metso Outotec ownership Merger of Metso Minerals to Outotec Business Infrastructure Minerals Transaction structure Transaction – simultaneous demerger and merger (“Transaction”) Current Shareholders NELES 100% 100 % Post Transaction Current Shareholders Current Shareholders 22% 78 % Transfer of Assets New shares issued to Metso shareholders Demerger of Metso Flow Control Remaining Metso (Flow Control business) renamed Neles Metso demerges to Flow Control and Minerals NELES Neles (former Metso) continues listing in OMXH as its own entity Minerals At merger completion, Outotec is renamed Metso Outotec

Transaction summary Combined Company to be named “Metso Outotec” Metso shareholders to receive 4.3 newly issued Outotec shares for 1 Metso share; Metso / Outotec shareholders to own approximately 78.0% / 22.0% of the Combined Company Structure, exchange ratio and ownership Metso Outotec: Chair will be Mikael Lilius and Vice Chair will be Matti Alahuhta Board Composition: 10 directors, with 6 from Metso and 4 from Outotec CEO: Pekka Vauramo, Deputy CEO: Markku Teräsvasara, CFO and Deputy CEO: Eeva Sipilä Governance Metso Outotec pro forma net debt €958 million at 30 June 2019 Dividend policy to be determined by Metso Outotec following completion of the transaction Metso Outotec expected to have the capacity for a dividend policy consistent with Metso’s current policy, while maintaining a strong balance sheet and an investment grade credit rating – future Metso Outotec rated Baa2 (Stable) by Moody’s and preliminarily BBB- (Stable) by S&P Capital structure and dividends Unanimously recommended by the boards of both Metso and Outotec Irrevocable undertakings from shareholders representing 33.6% of Metso and 24.8% of Outotec shares Shareholder and Board support Run-rate annual pre-tax cost synergies of at least €100 million and run-rate annual revenue synergies of at least €150 million Run-rate synergies expected to be fully realized by the end of the third year following completion Expected synergies EGMs for Metso and Outotec will be held on October 29, 2019 Expected closing during Q2 2020, subject to satisfaction of customary closing conditions, including shareholder approval at the EGMs of both Metso and Outotec and regulatory approvals Timing

# Significant Cost Synergy Opportunities…

| | | |
|---|---|---|
| **Operations** | • HQ and administration<br>• Footprint<br>• Service utilisation<br>• IS / IT | **~60% of Run-Rate** |
| **Procurement** | • Supply chain optimization<br>• Leveraging combined scale | **~40% of Run-Rate** |

**At least €100 million run-rate annual pre-tax cost synergies**

**Full realisation expected by the end of the third year following completion**

**Established Integration Framework**

- Implementation costs estimated at ~€100 million to be largely incurred in the first 12-24 months post-closing
- Well-defined synergy targets
- Integration process to leverage the best talent from both Metso Minerals and Outotec businesses
- Implementation to minimise disruption to the Combined Company's operations and customers
- Executive oversight with clear priorities

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…as well as material revenue synergies Business Infrastructure At least €150 million run-rate annual revenue High quality complementary product and services portfolio Combined customer footprint Enlarged installed base Enhanced global service networks Wide coverage of minerals value chain to capture customer needs in midstream and downstream Full realisation expected by the end of the third year following completion

Business Infrastructure Metso Outotec business overview

Metso Outotec credit highlights Market leading positions across process technology, equipment and services in minerals, metals and aggregates industries 1. Strong heritage of R&D and advantages stemming from a one-stop shop position in the value chain create a differentiated proposition 2. High share of aftermarket revenue increases the visibility of earnings and together with aggregates reduces cyclicality 3. Strong industry growth outlook supported by increasing mining capex in copper, gold and battery metals 4. Global and diversified customer base consisting of the industry’s top companies reduces customer dependency 5. Significant margin uplift through expected revenue and cost synergies, and already announced standalone improvement initiatives 6. Solid capital structure and publicly announced investment grade credit ratings 7. Complementing corporate cultures based on strong heritage and common strategy fundamentals 8.

# Overview of Metso Outotec

## metso Minerals (*combined sales: 2,883 million*[1])

| Minerals Processing | Aggregates[(1)] | Recycling |
|---|---|---|
|  |  |  |
| ***Equipment, spare and wear parts and services for comminution and separation*** | ***Equipment, spare and wear parts and services for aggregates production*** | ***Recycling machinery for processing metal scrap and shredding of waste*** |

## Outotec

| Minerals Processing<br>*Sales: ~€760 million* | Metals, Energy & Water<br>*Sales: ~€520 million* |
|---|---|
|  |  |
| ***Process solutions and services, as well as full plant delivery capability*** | ***Solutions for metals processing, renewable energy production and industrial water treatment*** |

***Sales: €4.2bn*[1]**

***Adj. EBITA: €279m*[2]**

***Supported by ~15,600 employees***


Metals, Energy & Water Equipment
Recycling
Services
1%
9%
19%
2018 Sales
52%
Minerals Equipment
19%
Aggregates Equipment

**Notes**
1. Including €302 million McCloskey for estimated calendar year 2018 sales (company fiscal year ends September)
2. Excluding smelter provision of €110m

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Metso Outotec will be a leading company in process technology, equipment and services serving the minerals, metals and aggregates industries Business Infrastructure Key industry participants by 2018A sales (€ billion)(1) Source: Company filings Notes Financials converted to EUR using 2018 calendar year average FX rates: EUR/DKK 7.4533; EUR/SEK 10.2596; EUR/GBP 0.8847; EUR/CAD 1.5297 Represents Sandvik’s Mining and Rock Technology segment sales. Corresponds to 43% of 2018 group sales, as per 2018 Annual Report Including €315 million McCloskey estimated calendar year 2018 sales due to September 2018 fiscal year end Represents 56% of 2018 group sales, as per split between Minerals (56%) and Cement (44%) in the 2018 Annual Report (2) (4) McCloskey Sales(3) 2.9 (3) Minerals

Services account for over 50% of combined sales Minerals Sales contribution from services 2018A Complementary footprint of service centres enabling closer proximity to customers with lower cost Significant service sales upside for Outotec base with Metso Engineered-to-Order and Consumables offering Potential for cross-selling through combined installed base Key combination benefits (1) Notes Adjusted for McCloskey services revenue estimate (1)

Metso Outotec has both mid-cycle and late-cycle exposure with strong positions in materials handling, comminution, separation and refining Epiroc Exploration Development Extraction Materials Handling Comminution Separation Refining Sandvik Komatsu PF Joy Caterpillar Exploration for mineral resources Remote sensing Geophysical /geochemical tests Samples Feasibility studies Drilling and modeling of the ore body Selection of appropriate mining technique Capital investment in mine infrastructure Materials are crushed and ground to achieve finer particles Particles sized for optimum recovery of minerals specie Flotation, leaching, sedimentation, and filtration are used to increase mineral content to an economic level Refining to increase mineral concentration e.g. through pyro-metallurgy and electro-winning Mining of the ore body Rock breaking Surface mining Underground mining Mined minerals transported to processing site Use of loaders, trucks, trains, at the face mining systems and conveyors FLSmidth Citic Heavy Industries Citic Heavy Industries Metso Outotec Outotec Source: Public filings, Company website Terex Weir Furukava

Business Infrastructure Rating and funding structure

Investment grade credit ratings by S&P and Moody’s “After the proposed merger closes, Metso Outotec will be a leading provider of process technology, equipment, and services in the minerals, metals, and aggregates industries.” - Marta Bevilacqua, S&P Global Ratings, 8 October 2019 S&P Preliminary Long-Term Issuer Rating BBB- (stable)1 Moody’s Long-Term Issuer Rating Baa2 (stable)2 “The assigned Baa2 rating reflects our positive view of the merger, establishing a company that will have a strong and comprehensive offering of solutions to the mid and downstream value chain within minerals processing” - Daniel Harlid, Moody’s Investor Service, 8 October 2019 “A prominent market share in the minerals processing and aggregates businesses” Market share “Aftermarket and services, which represent about 55% of sales, support stability” Service & after market “A highly diverse customer base and geographic reach, providing a good mix of exposure” Diversification “Risks from the merger with Metso Minerals, which will initially weigh on profitability” Demerger & merger “good market position and comprehensive solutions offering” Market position “firm commitment to maintaining an investment grade rating, demonstrated by Metso’s track record of de risking its balance sheet” Rating commitment “meaningful exposure to aggregates, a sector that historically has behaved somewhat countercyclical to the traditional mining sector” Countercyclical features “somewhat narrow end market exposure, as 55% of revenue is derived from or the highly cyclical mining sector” Market exposure Notes 1. Finnish Engineering Company Outotec Rated Prelim 'BBB-' On Proposed Merger To Create Metso Outotec; Outlook Stable (published 8 October 2019) 2. Rating Action: Moody’s assigns first-time Baa2 issuer rating to Metso Outotec; Stable outlook (published 8 October 2019).

Pro forma funding structure of Metso Outotec Notes Hybrid bonds have been treated as equity in Outotec’s IFRS balance sheet and are presented in the maturity profile at first call date Initially EUR 1,550m, of which EUR 500m was cancelled in connection with the signing of the new EUR 600m Revolving Credit Facility Term loan facility for the acquisition of McCloskey International Illustrative pro forma maturity profile (excl. lease liabilities) 30 June 2019, EURm Pro forma funding structure, end of June 2019 1 EUR 300m and EUR 100m Senior Unsecured Notes of Metso, and EUR 150m Senior Unsecured Notes of Outotec EUR 300m term loan facility of Metso3 EUR 150m Hybrid bonds of Outotec1 EUR 24m of outstanding commercial paper and EUR 29m of R&D loans of Outotec at the end of June 2019 Metso has signed a new EUR 600m RCF for Metso Outotec with a syndicate of 10 banks. The RCF has a maturity of 5 years with two 1-year extension options and is undrawn Planned to have a combined commercial paper program for Metso Outotec Metso also has a EUR 1,050m back-up facility to support the merger and de-merger processes2 Illustrative pro forma structure of drawn debt (excl. lease liabilities) 30 June 2019, EURm

Business Infrastructure Consent Solicitation Summary

Proposal Overview Substitution of Outotec Oyj (the New Issuer, to be renamed Metso Outotec) in place of the Issuer (Metso Corporation) of the notes Waiver and authorisation of any breach or alleged breach of certain conditions of each series of notes as may be caused by, or arise in respect of, the proposed Demerger Certain waivers in respect of certain statutory rights that such noteholders may have under Finnish law as may be caused by, or arise in respect of, the proposed Demerger Proposal Metso Corporation: Baa2 (Stable, unsolicited basis) / BBB (Credit Watch Negative), Moody’s/S&P On 8 October 2019, Moody’s and S&P published indicative ratings of the New Issuer (i.e. the combined company following completion of the Demerger) of Baa2 and BBB-, respectively. Outlook on both ratings is stable Issuer Ratings All assets, rights, debts and liabilities of the Issuer that relate to, or primarily serve, the Minerals Business shall transfer, without liquidation of the Issuer, to the New Issuer The purpose of the Demerger is to create a leading company in process technology, equipment and services serving the minerals, metals and aggregates industries As a result of the combination of the Minerals Business and the New Issuer, the Issuer will be renamed as "Neles" and it will concentrate on flow control Background Metso Corporation €100mn 3.800% Fixed Rate Notes due June 2022 Metso Corporation €300mn 1.125% Senior Notes due June 2024, callable in March 2024 Target Notes

Early Participation Fee Noteholders who submit or deliver Electronic Voting Instructions voting in favour of an Extraordinary Resolution: prior to the early instruction deadline shall be eligible to receive an amount equal to 0.50% of the principal amount of the Notes subject to the instruction (Early Instruction Fee) on or after the early instruction deadline but prior to the late instruction deadline shall be eligible to receive 0.10% of the principal amount of the Notes subject to the instruction (Basic Instruction Fee) An Early Instruction Fee or Basic Instruction Fee is payable only to a Noteholder who has delivered a valid Electronic Voting and provided that an Extraordinary Resolution is passed in respect of the Series of Notes for which the Noteholder has delivered the valid Electronic Voting Instruction Noteholders who deliver voting instructions other than by way of Electronic Voting Instructions, or against the relevant Extraordinary Resolution, and/or deliver voting instructions after the relevant Fee Instruction Deadline will not be eligible to receive the fee. Noteholders who attend the relevant Meeting(s) in person or by proxy will not be eligible to receive the relevant Instruction Fee.

Voting Requirements and Indicative Timeline First Meeting Adjourned Meeting Quorum Requirements For both notes: at least three quarters in principal amount of such Notes For both notes: not less than one quarter in principal amount of the Notes Voting Requirements For both notes: a majority of not less than three quarters of the votes cast Indicative Consent Timeline* *All times are CET and as at 2019 8 October 4 p.m. on 18 October 2022 notes: 11 a.m. on 30 October 2024 notes: 11.15 a.m. on 30 October 6 November Announcement of proposal Early Instruction Deadline Late Instruction Deadline Meetings Settlement Date 4 p.m. on 25 October 48 Hours 5 Business Days

Business Infrastructure Appendix

# Unaudited pro forma combined statement of income

| EUR million | 2019 H1 – Unaudited pro-forma numbers | | | 2018 – Unaudited pro forma numbers | | |
|---|---|---|---|---|---|---|
| | Combined[1] | Metso Minerals | Outotec Reclassified | Combined[1] | Metso Minerals | Outotec Reclassified |
| Sales | 2,155 | 1,416 | 581 | 4,159 | 2,581 | 1,276 |
| Cost of sales | (1,580) | (1,001) | (428) | (3,246) | (1,867) | (1,080) |
| **Gross profit** | **575** | **415** | **153** | **913** | **714** | **196** |
| | | | | | | |
| Selling and marketing expenses | (205) | (126) | (61) | (370) | (222) | (116) |
| Administrative expenses | (140) | (101) | (37) | (325) | (185) | (74) |
| Research and development expenses | (48) | (16) | (30) | (86) | (23) | (57) |
| Other income and expenses, net | (7) | (6) | (1) | (32) | (16) | (16) |
| Share of results of associated companies | 1 | 0 | 0 | 0 | 0 | 0 |
| **Operating profit** | **176** | **166** | **24** | **101** | **268** | **(66)** |
| | | | | | | |
| Finance income | 5 | 2 | 3 | 10 | 4 | 6 |
| Finance income, Metso group | 0 | 2 | – | (0) | 5 | – |
| Foreign exchange gain/losses | 0 | 0 | (1) | (1) | 0 | (2) |
| Finance expenses | (29) | (21) | (6) | (56) | (36) | (13) |
| Finance expenses, Metso group | 0 | 0 | – | (0) | 0 | – |
| Net finance income and expenses | (25) | (17) | (5) | (47) | (26) | (9) |
| | | | | | | |
| **Profit before taxes** | **151** | **149** | **19** | **54** | **242** | **(75)** |
| Income taxes | (29) | (28) | (6) | (40) | (72) | 8 |
| **Profit for the period** | **122** | **121** | **14** | **14** | **169** | **(67)** |
| | | | | | | |
| Attributable to: | | | | | | |
| Shareholders of the parent company | 122 | 121 | 14 | 15 | 170 | (67) |
| Non-controlling interests | 0 | 0 | (0) | (1) | (1) | (0) |
| **Profit for the period** | **122** | **121** | **14** | **14** | **169** | **(67)** |

**Source:** The unaudited pro forma financial information in respect of the Transactions (as defined in the Consent Solicitation Memorandum) set out in the Offering Circular dated 8 October 2019
**Notes:** 1. Unaudited pro forma combined numbers including McCloskey pro forma reclassified, Outotec acquisition, McCloskey and Demerger and related financing items

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# Unaudited pro forma combined balance sheet as at June 30 2019

| EUR million | Assets | | |
|---|---|---|---|
| | Combined[1] | Metso Minerals | Outotec[2] |
| **NON-CURRENT ASSETS** | | | |
| **Intangible assets** | | | |
| *Goodwill* | 923 | 481 | 224 |
| *Other intangible assets* | 981 | 65 | 106 |
| **Total intangible assets** | **1,904** | **547** | **330** |
| Property, plant and equipment | 357 | 263 | 52 |
| Right-of-use assets | 136 | 68 | 66 |
| Total other non-current assets | 246 | 308 | 100 |
| **Total non-current assets** | **2,644** | **1,186** | **548** |
| **CURRENT ASSETS** | | | |
| Inventories | 1,193 | 849 | 225 |
| Trade receivables | 778 | 541 | 171 |
| Trade receivables, Metso group | 8 | 8 | – |
| Customer contract assets | 331 | 127 | 204 |
| Loan receivables | 1 | 1 | – |
| Loan receivables, Metso group | – | 29 | – |
| Cash pool receivables, Metso group | – | 18 | – |
| Income tax receivables | 53 | 34 | 8 |
| Derivative financial instruments | 20 | 16 | 4 |
| Other receivables | 169 | 106 | 57 |
| Deposits and securities, maturity more than three months | 40 | 40 | – |
| Cash and cash equivalents | 388 | 194 | 241 |
| Liquid funds | 428 | 234 | 241 |
| **Total current assets** | **2,981** | **1,965** | **910** |
| Disposal group assets classified as held for sale | 6 | – | 6 |
| **TOTAL ASSETS** | **5,631** | **3,150** | **1,463** |

| EUR million | Equity and liabilities | | |
|---|---|---|---|
| | Combined[1] | Metso Minerals | Outotec[2] |
| **EQUITY** | | | |
| Equity attributable to shareholders | 1,952 | 1,145 | 369 |
| Non-controlling interests | 14 | 11 | 3 |
| **Total equity** | **1,965** | **1,156** | **372** |
| **LIABILITIES** | | | |
| **Non-current liabilities** | | | |
| Borrowings | 989 | 388 | 153 |
| Other non-current liabilities, Metso group | - | 6 | – |
| Lease liabilities | 106 | 52 | 52 |
| Post-employment benefit obligations | 123 | 58 | 65 |
| Provisions | 81 | 31 | 50 |
| Derivative financial instruments | 3 | 3 | 0 |
| Deferred tax liabilities | 221 | 35 | 6 |
| Other non-current liabilities | 27 | 2 | 7 |
| **Total non-current liabilities** | **1,550** | **574** | **333** |
| **Current liabilities** | | | |
| Borrowings | 270 | 217 | 53 |
| Cash pooling liabilities, Metso group | 0 | 80 | – |
| Lease liabilities | 32 | 17 | 14 |
| Trade payables | 555 | 375 | 129 |
| Trade payables, Metso group | 4 | 4 | – |
| Provisions | 170 | 54 | 114 |
| Advances received | 456 | 227 | 227 |
| Customer contract liabilities | 182 | 79 | 103 |
| Derivative financial instruments | 25 | 18 | 8 |
| Income tax liabilities | 92 | 65 | 17 |
| Other current liabilities | 329 | 285 | 92 |
| Other current liabilities, Metso group | 0 | 0 | – |
| **Total current liabilities** | **2,115** | **1,420** | **757** |
| **Total liabilities** | **3,665** | **1,994** | **1,090** |
| Liabilities directly associated with assets classified as held for sale | 1 | – | 1 |
| **TOTAL EQUITY AND LIABILITIES** | **5,631** | **3,150** | **1,463** |

**Source:** The unaudited pro forma financial information in respect of the Transactions (as defined in the Consent Solicitation Memorandum) set out in the Offering Circular dated 8 October 2019

**Notes**

1. Unaudited pro forma combined numbers including McCloskey pro forma reclassified, Outotec acquisition, McCloskey and Demerger and related financing items
2. Outotec reclassified numbers

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Leadership in technology and R&D Yield maximisation and plant performance optimisation Metals production from secondary raw materials and tailings Resource efficiency Energy-efficient process technologies, gas handling and heat recovery Solutions for significant reduction in freshwater consumption Energy and water efficiency Remote monitoring Process optimisation “Digital twin” Digital to drive productivity CO2 reduction Emissions elimination through clean technologies Climate change Processes for producing lithium hydroxide for battery industry Battery raw materials Total R&D expenditure of ~€80 million across Metso Minerals and Outotec in 2018 Decades of process and minerals know-how Unique R&D centres Pilot plant capabilities Metso Outotec capabilities